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                MAY COMPANY INDEPENDENT SHAREHOLDERS' COMMITTEE
               2100 L STREET, NW, SUITE 210 WASHINGTON, DC 20037

May 6, 1997

Dear May Company Shareholder:

Earlier this week you may have received supplemental proxy materials from The May Department Stores Company in which management revealed its anxiety about our shareholder proposal to eliminate the Company's poison pill.

WE THINK THERE ARE STILL A FEW KEY QUESTIONS THE COMPANY HAS FAILED TO ANSWER:

WHY HAS THE MAY COMPANY DISTRIBUTED A NEW PROXY CARD?

The Company didn't disclose in its supplemental proxy materials how it tried to prevent you from voting on the anti-poison pill proposal at all. Even though May Company management knew about the anti-poison pill proposal more than two months ago, the Company's first card (solid white) didn't include the proposal--yet the Company claimed it had the right to use this card to vote against it! After we sued the Company in federal court to stop this attempt to take away our voting rights, however, a new proxy card (white with red stripes) was distributed by the Company, which contains the anti-poison pill proposal as item (E). We are still fighting to stop the Company from trying to exercise its discretionary authority to vote against the poison pill for shareholders who use its solid white proxy card.

YOU MUST USE OUR BLUE CARD OR THE COMPANY'S WHITE CARD WITH RED STRIPES TO
                             VOTE FOR PROPOSAL (E)

WHY IS THE COMPANY SO NERVOUS ABOUT ALLOWING THE SHAREHOLDERS TO VOTE ON OUR ANTI-POISON PILL PROPOSAL?

In the last two weeks, 64% of the voting shareholders at Harrah's Entertainment, Inc. and 60% of the voting shareholders at Fleming Companies approved similar proposals designed to abolish the poison pill rights plan at those companies. Also, numerous studies conclude that poison pills have a negative effect on shareholder value.

MAY HAS NEVER ASKED ITS SHAREHOLDERS TO APPROVE THE POISON PILL--NOT WHEN IT WAS ADOPTED IN 1986, NOR WHEN IT WAS EXTENDED FOR 10 YEARS IN 1994--ALTHOUGH IT EASILY COULD HAVE DONE SO. We believe we know why: The shareholders would have rejected the poison pill as the management-entrenching anti-takeover tool that it is.
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May 6, 1997
Page 2


DOESN'T THE MAY COMPANY ALREADY HAVE ENOUGH ANTI-TAKEOVER DEFENSES?

The Company is already armed to the teeth against unsolicited takeover offers with a full panoply of defensive measures. In its amended proxy materials, in a section coyly entitled "Other Provisions," the Company admits that the following devices "could make it more difficult for a third party to acquire the Company on an unsolicited basis":

     .The Poison Pill
     .Classified Board of Directors
     .Inability of Shareholders to Call Special Meetings
     .No Effective Action by Written Consent (since consent must be unanimous) .Removal of Directors Only for Cause
     .66-2/3% Shareholder Approval Requirement for Business Combinations

And the Company fails to mention these additional undemocratic governance features it has:

     .No Confidential Voting
     .No Cumulative Voting
     .Unequal Voting Rights--The Company's ESOP stock has 22 votes per share!

HOW DOES THE COMPANY COMPARE TO ITS PEERS ON CORPORATE GOVERNANCE AND ANTI-TAKEOVER DEFENSES?

According to the National Council of Individual Investors' 1996 survey, May Company has more anti-takeover measures than any other major U.S. retail chain. It ranked 693rd out of 1,000 U.S. corporations studied in terms of overall corporate governance, executive compensation and performance issues.

THIS YEAR YOU FINALLY GET TO DECIDE WHETHER THE COMPANY SHOULD HAVE A POISON
PILL.

Let's send our undemocratic management a clear message: We shareholders are smart enough to decide for ourselves about the poison pill rights plan, and we don't want management trying to take away our vote on important issues as it is trying to do with its first proxy card.

VOTE TO ELIMINATE THE POISON PILL. VOTE FOR PROPOSAL E.
                                        ---

Sincerely,


Michael R. Zucker
For the May Independent Shareholders' Committee

The following may be deemed to be "participants" in this solicitation: The Union of Needletrades, Industrial and Textile Employees ("UNITE"), the Southern Regional Joint Board of UNITE, owner of 50 shares of May Department Stores Company Common Stock, and four of its employees, Michael R. Zucker, Marka Peterson, Benjamin Hensler, and Yvonne McNeese.